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                                                                    Exhibit 10.1

                                  BILL OF SALE


FOR VALUE RECEIVED, and in consideration of the payment of $150,000 payable in restricted shares of Comparator Systems Corporation's $.01 par value voting common stock valued at the current market bid price of $.03125 each, a total of 4,800,00 shares, ARMOND J SCHROEDER of 14911 Loch Lomond Lane, Anchorage, AK 99516, ("Seller") hereby sells and transfers unto COMPARATOR SYSTEMS CORPORATION of 4350 VonKarman Avenue Suite 180, Newport Beach, CA 92660 ("Buyer"), and its successors and assigns forever, the following described property:

1. The "Xtra" Suite of Accounting Software Source Code along with User documentation consisting of the following 12 modules: Accounts Payable, Inventory, Accounts Receivable, Order Processing, Bank Reconciliation, Payroll, Financial Statements, Purchase Orders, Fixed Assets, Report Writer, General Ledger, and Sales Analysis. Delivery of the "Xtra" software is evidenced by the 1/4" cartridge tape provided in the UNIX tar format containing the source code for this system and the user documentation provided on 3.5" DOS diskettes in the WordPerfect format. The approximate value of the "Xtra" Suite of Accounting Software Source Code with User documentation, based upon invested capital and development cost is $1,550,000.00.

2. The Spanish language translation of the following MAS90 software modules:
Library Master, Accounts Payable, Fixed Assets, General Ledger, Bank Reconciliation, and Postmaster. Delivery of the Spanish language translation of the MAS90 software is evidenced by the 1/4" cartridge tape provided in the UNIX tar format containing the source code for the Spanish versions and the translated User Manuals provided on 3.5" DOS diskettes in the WordPerfect format. The approximate value of the Spanish language translation of MAS90 software modules, based upon invested capital and development cost is $ 300,000.00.

3. The "Project Sagebrush" Computerized Accounting System for credit unions and other financial institutions, based on MAS90 accounting software modules. This package is evidenced by documentation provided on 3.5" DOS diskettes in WordPerfect format and one 1/4" cartridge tape in the tar format containing the source code for this system. A full description of this system is included in the functional specification documentation provided. The approximate value of the "Project Sagebrush" Computerized Accounting System, based upon invested capital and development cost is $1,250.000.00.

4. The personal computer based video selection and retrieval system for video stores. This system consists of the programs necessary to provide an in-store customer self-service kiosk which allows for the selection and retrieval of information about video tapes, including cast, synopsis, running time, awards, critic's ratings, format, and other information. This system is comprised of 200 business basic computer programs. The delivery of this system is evidenced by one 1/4" tape cartridge containing the source code in the UNIX tar format. The approximate value of the personal computer selection and retrieval systems for video stores, based upon invested capital and development is $475,000.00.
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5. A proprietary data base system used for the creation and maintenance of information on video tapes. This system is used to maintain the information provided to the users of the in-store kiosk. Delivery of this system is evidenced by on 1/4" tape cartridge containing the source code in the UNIX tar format. The approximate value of the proprietary data base system, based upon capital and development cost is $125,000.00.

Seller warrants and represents that it has good title to said property, full authority to sell and transfer same and that said goods and chattels are being sold free and clear of all liens, encumbrances, liabilities and adverse claims, of every nature and description. This transaction is effective as of September 20th, 1995.




/s/ ARMOND J. SCHROEDER
___________________________
Armond J. Schroeder, Seller
September 20, 1995



Comparator Systems Corporation, Buyer


/s/ ROBERT REED ROGERS
_______________________________
Robert Reed Rogers
Chairman
September 20, 1995